UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2007
Idera Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	Zip Code)
Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
SIGNATURE

Item 1.01.   Entry Into a Material Definitive Agreement
Exclusive License Agreement
     On December 18, 2007, Idera Pharmaceuticals, Inc. (“Idera” or the “Company”) entered into an exclusive, worldwide license agreement with Merck KGaA (“Merck”) to research, develop and commercialize products containing Idera’s toll-like receptor 9 (“TLR9”) agonists for the treatment of cancer, excluding cancer vaccines (the “Licensed Field”).
     Under the terms of the agreement, Idera granted Merck worldwide exclusive rights to Idera’s lead TLR9 agonists, IMO-2055 and IMO-2125, and to a specified number of novel, follow-on TLR9 agonists to be identified by Merck and Idera under a research collaboration, for use in the Licensed Field.
Under the terms of the agreement, Merck agreed to pay Idera,
•	an upfront license fee in Euros having a value of $40 million as of the clearance of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act ;

•	development, regulatory approval, and commercial success milestone payments of up to 264 million Euros (currently $381 million) if products containing Idera’s TLR9 agonist compounds are successfully developed and marketed for multiple therapeutic applications in the Licensed Field; and

•	royalties on net sales of products containing Idera’s TLR9 agonists that are marketed;
Idera has agreed that neither it nor its affiliates will, either directly or through a third party,
•	develop or commercialize any TLR9 agonist for use in the Licensed Field;

•	develop or commercialize develop IMO-2055 for use outside the Licensed Field, except as part of vaccine products in the fields of oncology, infectious diseases and Alzheimer’s disease, which Idera is pursuing under its collaboration with Merck and Co.; and

•	conduct Phase III clinical trials of IMO-2125 as a monotherapy or commercialize IMO-2125 as a monotherapy inside and outside the License Field.
These restrictions will not limit Idera’s ability to research, develop and commercialize vaccine products containing IMO-2055 in the fields of oncology, infectious diseases and Alzheimer’s disease, and to research, develop and commercialize IMO-2125 outside the Licensed Field as a combination therapy or as a vaccine product.
     During the period in which Idera provides follow-on TLR9 agonists, the parties agreed to form a joint research committee, consisting of an equal number of members from Idera and Merck, to facilitate Idera’s delivery of such compounds.
     Under the terms of the agreement, Merck is obligated to pay Idera royalties, on a product-by-product and country-by-country basis, until the later of the expiration of the patent rights licensed to Merck and the tenth anniversary of the product’s first commercial sale in such country. If the patent rights expire in a particular country before the tenth (10th) anniversary of the product’s first commercial sale in such country, Merck shall continue to pay Idera royalties at a reduced royalty rate until such anniversary. In addition, the applicable product royalties may be reduced if Merck is required to pay royalties to third parties for licenses to intellectual property rights. The product royalties may also be reduced if off-label sales by Idera, its affiliates or licensees of products containing IMO-2125 reach or exceed a specified threshold in the Licensed Field. Merck’s royalty and milestone obligations may also be reduced if Merck terminates the agreement based on specified uncured material breaches by Idera.

     The agreement may be terminated by either party based upon material uncured breaches by the other party or by Merck at any time after providing Idera with advance notice of termination.
     The transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.
     The Company believes, based on its current operating plan, that its existing cash, cash equivalents and short-term investments, including the $40 million upfront payment that Merck has agreed to pay, will be sufficient to fund its operations through at least 2009.
Forward Looking Statement
     This current report on Form 8-K contains forward-looking statements concerning the Company that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “estimates,” “intends,” “should,” “could,” “will,” “may,” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements, including whether the collaboration with Merck KGaA will be successful and whether the Company will receive any of the milestone payments provided for under the collaboration; whether products based on the Company’s technology will advance into or through the clinical trial process on a timely basis or at all and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether the Company will complete enrollment of clinical trials or announce trial results in the time expected; whether, if the Company’s products receive approval, they will be successfully distributed and marketed; whether the results of preclinical studies will be indicative of results that may be obtained in clinical trials; whether the Company’s collaborations with Novartis and Merck will be successful; whether Idera’s cash resources will be sufficient to fund the Company’s operations, including product development and clinical trials; and such other important factors as are set forth under the caption “Risk Factors” in Idera’s Quarterly Report on Form 10-Q filed on November 13, 2007, which important factors are incorporated herein by reference. Idera disclaims any intention or obligation to update any forward-looking statements.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
Date: December 20, 2007	By:	/s/ Sudhir Agrawal, D. Phil.
Sudhir Agrawal, D. Phil.
Chief Executive Officer and Chief Scientific Officer